MANDALAY DIGITAL GROUP, INC.,

MANDALAY DIGITAL GROUP, INC. 2014 THIRD QUARTER CONFERENCE CALL

February 13th, 2014, 4:30 PM ET

Chairperson: Jeff Klausner (Mgmt.)

Operator:	Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Mandalay Digital Group 2014 Third Quarter Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch-tone phone; if you’d like to withdraw your question, please press the star, followed by the two; and if you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, February 13th, 2014.

I would now like to turn the conference over to Mr. Jeff Klausner. Please go ahead.

Jeff Klausner:	Thank you, everybody, and welcome to Mandalay Digital’s Fiscal 2014 Third Quarter Earnings Conference Call. With me today is Peter Adderton, Mandalay’s CEO; Bill Stone, President and COO of Mandalay; and I’m Jeff Klausner, Mandalay’s Chief Financial Officer.

Statements made on this call, including those during the question and answer session, may contain certain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor Statement in today’s press release, as well as Mandalay’s periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those that you may perceive today.

We will be discussing certain non-GAAP financial results. The press release issued earlier today contains a reconciliation of these non-GAAP financial results to their most comparable GAAP measures.

Now, it is my pleasure to turn the call over to Peter Adderton. Peter?

Peter Adderton:	Thanks, Jeff, and thank you to each on the line for joining our call today. A short while ago we issued a press release outlining our third quarter earnings, as well as a range of recent successes demonstrating the positive momentum we have in our business, a function of the strategy taking hold.

We have recently achieved quite a bit, including the signing of our first tier-one 1 US carrier, Verizon, as well as a multitude of global carrier agreements across our key products and services, real organic validation of our vision, adding to the foundation established by our acquisitions in Australia and Israel.

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As we previously disclosed, we did not give third quarter guidance, because it’s hard for us to predict exactly when and how the revenues come in from our carrier partners. I would draw your attention to an example of this of our cash position at the end of last quarter, which has increased approximately $0.75 million dollars since December 31st, to approximately $5.3 million from $4.7 million. While our quarterly results were impacted by timing of product launches and foreign exchange, as well as carrier payments, as I mentioned, our long-term view and forecast of the business could not be healthier.

As you know, at times in business, we are faced with crucial decisions to satisfy short-term demand at the expense of long-term value. We have not and will not ever do that. This contract, investment and general business decision is made to create long-term value for our stakeholders. This is an important point, as we discuss our results for the quarter, mainly with regard to the ramp-up and the economics around our DT Ignite product, as both Bill and Jeff will address in detail shortly.

Among our many successes, I’m pleased to announce the sale of the Twistbox Entertainment business. This was a non-core and under-performing asset. When I contributed Digital Turbine to Mandalay in December of 2011, Twistbox was the sole asset in our portfolio, and while we were able to leverage its distribution relationships early on, over time it has served as a distraction to me and to our management team. The sale of this non-core business allows Mandalay to focus on the high-growth opportunity which is the Digital Turbine business, which, again, is continuing to gain marketplace acceptance. The transaction further cleans up our balance sheet and further simplifies our capital structure, removing approximately $2.5 million of liabilities, which is a big win for the Company. Today, we remain debt free and encumbrance free, and pro forma, for this deal, with the strongest working capital position we’ve seen since I joined this Company, inclusive of sufficient capital on hand to achieve organic profitability.

That said, our traction extends well beyond the demand for global carriers for our products and services. Our pipeline of inorganic accretive opportunities remains strong and continues to evolve as the market gets more insight into what we’re doing, and the success of us doing it, and while our team is laser focused on the execution, we certainly intend to explore and act upon these opportunities, in line with our goal to create long-term sustainable value, whether that be organic of inorganic.

With that, I’ll turn it over to Bill to address some of the macro things impacting our business, as well as some of the specifics around the operating results, and an update on customer progress. Bill?

Bill Stone:	Great, thanks Pete. Yes, as Peter said, we have some positive momentum and I wanted to cover off four different themes today. First, will be some macro environmental themes we are seeing in the mobile market; second will be how those are impacting us; third will be some updates on our customers; and finally, I wanted to discuss our metrics that we had presented on December’s call.

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First, on the macro landscape, in the last few months we have seen some very material things happen. For example, Google launched its KitKat version of Android; Google Play has been removed by Vodafone; we’ve seen estimates that up to 40% of Facebook’s mobile revenues this past quarter came from CPI, or cost per install, relationships; and we’ve seen considerable M&A activity, including Yahoo’s acquisition of Aviate, and VMware’s acquisition of AirWatch.

So, what does all this mean? To us, it means a few important themes. First, operators, device OEMs and application providers are becoming overly concerned about Google. This was actually discussed in today’s front page of The Wall Street Journal’s Marketplace Section. Google has begun to overreach with its operator partners and we are beginning to see some backlash against that. For example, basic operator text messaging is being integrated with other services on Google, such as Google Hangouts and default settings. This is showing the operators that they need to increase their competitive positions against Google, which is exactly what Digital Turbine enables.

Second, Facebook announced the fastest growing part of the mobile revenue stream is coming from CPI, or cost per install, advertising. This growing revenue stream is not something that operators are participating in today. Digital Turbine’s Ignite, IQ, and Marketplace are all products that allow the operators to participate in the growing revenue coming from mobile application installations. We have launched campaigns this quarter with Vodafone and Cellcom to validate this growth trend.

Third has been the increase in M&A activity around mobile and, specifically, mobile device management and user experience in interfaces. The application world on smartphones is becoming cumbersome and complex. Solutions that can simplify user experiences and deliver a more contextual customized experience is a definite trend and one that both IQ and Ignite are well positioned for. The acquisitions that I mentioned earlier by Yahoo of Aviate and AirWatch by VMware are examples of this.

So, these macro themes are all helping validate and drive increased customer momentum for Digital Turbine. While it’s taken us some time to translate these themes into top line growth and bottom line profitability, based upon our signed agreements and customer forecasts, we remain more optimistic than ever that the macro landscape and micro products are converging into the right timing for us.

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Some specific examples of how these trends are positively impacting us is that we now have four of the world’s tier-one operators signed up as customers including Vodafone, Verizon, Telstra, and SingTel. We are also in very late-stage conversations with an additional tier-one operator here in the United States for both Ignite and IQ. In addition, one of our large tier-one operators has recently approached us about accelerating our efforts with them to capitalize on the themes that I just mentioned. Unfortunately, I can’t say which one, but we believe that acceleration is worth an incremental $5 million of free cash flow this calendar year to Mandalay Digital, beginning in the next three to six months.

Finally, on customer updates, I’m pleased to announce we’ve signed our first customer in India for Ignite with the Mobile Standards Alliance of India or MSAI. MSAI is the leading governing body in India that distributes the IMEI’s or unique identifiers for individual mobile devices. India’s a unique market, with many customers buying devices in the open market versus purchasing directly from operators. MSAI handles the distribution of many millions of smartphones per month through their channels. We will be installing Ignite on many of those devices beginning this summer that will enable CPI advertising to be delivered to Indian consumers, where we’ll share that advertising revenue with MSAI. We believe this is the right approach for the uniqueness of the Indian market and sets us up for tier-one brands that want to distribute their applications and services to Indian consumers.

Finally, I wanted to discuss the progress we’re making against the metrics we presented in December. Our metrics for January are largely unchanged since that call. We have over 31 million subscribers accessing our software each month and between 2 million and 2.5 million paying us, on average, $3.00 in gross revenue. Of note, is that we’ve now installed Ignite on approximately 400,000 devices globally and, as we mentioned on our last call, we expect to see significant growth on Ignite over the next 12 months. Based upon existing signed agreements, and others deep in the funnel process, we anticipate having Ignite installed on over 10 million devices by this time next year, with the majority of the ramp beginning later this summer.

I do want to make an important point about the ramp of Ignite. While we get visibility on the ramp, that gives us confidence about our guidance, it’s important for investors to understand that the lag time between contract signature and ramp is approximately three to six months, as the Ignite software has to be integrated and tested on those new devices.

Combining this Ignite growth with IQ and Marketplace, we believe gives us a tremendous platform to drive advertising, media and content to our operator customers, and firmly put them back in the mobile advertising and content ecosystem.

With that, I’ll turn it over to Jeff to discuss some of the financials. Jeff?

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Jeff Klausner:	Thank you, Bill. Revenue totaled $7 million for the fiscal 2014 third quarter, up substantially from the $2 million for the comparable period last year, and, sequentially, 50 basis points higher than revenues generated for fiscal 2014’s second quarter. For the first three quarters of fiscal 2014, revenues were $19.1 million, a significant increase from $4.3 million for the first three quarters of fiscal 2013. The year-over-year improvement was primarily the result of the acquisitions of Logia and MIA. The sequential growth of 50 basis points was adversely impacted by the timing of the ramp for our DT Ignite product and the weakening of the Australian dollar. Foreign currency has negatively impacted revenues for the fiscal 2014 year-to-date period by approximately $2 million. This is related to the decline in the Australian dollar. You will recall that we acquired the Australian-based MIA in April 2013, and since then, the Australian dollar has decreased by approximately 15%. Excluding the foreign currency impact, MIA revenue grew 5% on a sequential basis. Furthermore, if you exclude the divested revenues of Twistbox from our nine-month revenue numbers, fiscal 2014 year-to-date would have grown to approximately $20 million. Post sale, Twistbox will be excluded from our financial results.

Gross profit grew nearly 83% from last year’s third quarter, but was down on a sequential basis, due primarily to the product mix and timing of our DT Ignite product. Non-GAAP, or adjusted gross margin, which is calculated as a GAAP gross margin adjusted to exclude those non-cash intangible amortization expenses, was 37% for the fiscal third quarter 2014, compared with 44% for the second quarter. Again, the decline related principally to the shift in product mix and the timing of the Ignite ramp. This change is not structural, but rather careful execution by management for the best possible contract terms for those deals in place and those yet to be finalized. For the year-to-date period, non-GAAP gross margin was 41%. While product mix may continue to shift on a quarterly basis, we remain committed to our 40% plus short-term gross margin target. Our future gross margin should benefit from the roll-out and installation of our DT Ignite products, which are very high margin.

Total operating expense for the quarter was $6.2 million, compared with $4.7 million last year. On a sequential basis, our quarterly operating expenses decreased from $6.4 million in the prior quarter. We are holding expenses steady despite the costs related to severance payments for certain European employees related to the consolidation of our technology teams, as well as my hiring. Approximately $1.9 million of the current quarter operating expense was related to non-cash items; specifically, depreciation, amortization and stock-based compensation.

Our operating loss was $4.2 million for the quarter, slightly more than the $3.9 million recorded in the fiscal 2014 second quarter. On a sequential basis, we significantly reduced our net loss to $4.2 million from $6.2 million for the prior quarter. Included in the fiscal 2014 third quarter net loss were non-cash charges of approximately $1.9 million related to stock-based compensation, depreciation and amortization. The adjusted EBITDA loss for the fiscal third quarter which is defined in today’s press release, was $1.7 million, sequentially, compared with $1.2 million for the second quarter of fiscal 2014. The decline was roughly equal to the sequential reduction in gross profit which was attributable to the change in our product mix. We have built considerable operating leverage into our business model and expect to drive increased and sustainable profitability as we continue to ramp revenues and ramp the launch of our higher margin products. As our product mix can vary from quarter to quarter based on consumer demand, it will impact our path to profitability as we move forward.

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Cash and cash equivalents totaled $4.7 million at December 31, versus the $1.1 million at the end of our prior fiscal year. As a result of our revenue ramp, accounts receivable grew considerably from the end of fiscal 2013. Over the last six weeks, we have been able to convert a substantial portion of these receivables into cash and our cash balance today is approximately $5.3 million.

Recently, we entered in to a stock purchase agreement to sell Twistbox Entertainment, a non-core legacy asset. The value of the transaction is approximately $1.8 million, which includes the assumption of liabilities, net of cash and accounts receivable transferred in the sale. Additionally, there is the potential for future contingent receipts from the buyer based upon their future revenues.

We are pleased with the current condition of our balance sheet, with no long-term debt and current assets exceeding all of our liabilities. With the divestiture of Twistbox, we are removing approximately $2.5 million from our current liabilities, further strengthening our capital structure. We are committed to maintaining capital flexibility and strength for potential accretive and inorganic growth opportunities. We believe we have enough capital to reach organic profitability.

As noted on our earnings release, we are updating our prior guidance for fiscal 2014 revenue to exclude the $2 million in Twistbox revenue, as Twistbox will be removed from our financials post-transaction. We had previously indicated that Twistbox was approximately 10% of our original guidance. Therefore, excluding Twistbox, the updated range of $25 million to $27 million is equivalent to our prior forecast. Also, please note that given the impact of foreign currency for the first three fiscal quarters, we will likely come in at the lower-end of that range. However, excluding the foreign currency impact, we will likely achieve the high end of the forecast.

With that, I’ll turn the call back to Peter.

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Peter Adderton:	Thanks, Jeff. In closing, I want to reiterate the strength and positive momentum we have in our business. The second is underlining our performance is solid, our existing carrier lineup and pipeline, as evidenced by our advanced discussions with another US tier-one carrier, and the opportunity to add organic growth continues to evolve. We expect to come back to you guys in short order with an update on each of these, at which time we intend to provide fiscal 2015 financial guidance. I’m pleased with our progress, I’m pleased with our performance, and I’m pleased that we continue to deliver as we said we would, as evidenced by our confidence in our full-year revenue guidance, updated to 25 million to 27 million, pro forma, for the sale of Twistbox.

Now, I’d like to turn it back to the Operator for Q&A.

Operator:	Thank you, sir. Ladies and gentlemen, we’ll now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone; if you’d like to withdraw your question, please press the star, followed by the two; and if you are using speaker equipment, you’ll need to lift the handset before making your selection.

Our first question is from the line of Jon Hickman with Ladenburg & Thalmann. Please go ahead.

Jon Hickman:	Hi, quick question for Jeff. What’s going on with the Australian dollar now versus the end of the quarter?

Jeff Klausner:	So, the Australian dollar, in the fiscal quarter ended December 31, had lost an additional five percentage points, it’s come back slightly from there, and as of yesterday, I believe it was at 0.88, which is up from the low of 0.86 where it had bottomed out during the quarter. The projections that I’ve heard from currency experts are that it’s anticipated to maintain or fall slightly throughout the balance of this year.

Jon Hickman:	So, your comment about—with the currency, you’re going to be at the low-end of projections; without the currency, you’ll be at the high-end?

Jeff Klausner:	That’s correct. So, if you hold the currency steady at the beginning of our fiscal year, versus what’s actually transpired, we’ve lost about $2 million just due to the impact of that foreign currency swing.

Jon Hickman:	Mm-hmm, okay. Then, could you tell me how much the Twistbox—how much Twistbox revenue did not get into this quarter because of the divestiture?

Jeff Klausner:	The Twistbox is currently included in the quarterly financial results.

Jon Hickman:	Oh, okay.

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Jeff Klausner:	The closing literally happened, you know, in the last 24 hours.

Jon Hickman:	Okay.

Jeff Klausner:	So, it has been included in the financial results for the quarter ended, as well as the nine months ended. In our upcoming 10-K, the Twistbox operations will be segregated separately so it’s clearly seen by everyone. Twistbox had underperformed based in its financial projections. As I stated, we originally believed Twistbox was going to be approximately 10% of our guidance and it had come in significantly below that.

Jon Hickman:	Okay. So, it is in the quarter, but you’re updating for the year, it’s not—you’re taking it out of the year. I got it, okay.

Jeff Klausner:	That’s correct.

Jon Hickman:	Okay. Then, Peter, could you just clarify your last comment? You’re going to do another call shortly within, what, a couple of weeks, to update us on customers and the guidance for the year?

Peter Adderton:	Yes. When we mentioned the “short order,” we’d obviously like to make it as soon as we possibly can. We’re getting a lot better read on what ’14 and ‘15 is going to look like now, as Bill said, because when we sign these agreements, it takes us around three to six months to get the ramp, and Bill mentioned that by this time next year we’ll be on 10 million devices with Ignite, which I think is a big win for the Company.

We also have, as we mentioned, that we’re in advanced discussions with another US tier-one carrier. Obviously, when you sign one carrier, it builds momentum for the business and I think we’re seeing that momentum. You may not be seeing that in the quarterly results for the third quarter, but obviously that’s looking back in the mirror as opposed to looking forward. So, I think that I feel comfortable, as management does, and confident, that we’ve got some pretty good news that we’ll be announcing, as I said, going forward.

Jon Hickman:	So, we’ll just wait to hear that press release announcing the conference call?

Peter Adderton:	Yes.

Jon Hickman:	Okay, thank you. That’s it for me.

Operator:	Our next question is from the line of Andrew D’Silva with Merriman Capital. Please go ahead.

Andrew D’Silva:	Hey, I know you just mentioned it, but just to get my model dialed in, when you say your full-year results, you’ve completely taken out Twistbox, so are you going to restate the previous quarter so, you know, we can have a proper and accurate kind of run into the full year after the divestiture?

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Jeff Klausner:	The Twistbox financials will come out. We will not be restating. However, as we go forward, in our K’s and Q’s, obviously, the prior year comparisons will be updated so that the Twistbox comparisons are pulled out, and you’ll be looking at a comparable ongoing business to ongoing business from current to prior year.

Andrew D’Silva:	Yes, okay, that makes sense. Then, can we expect a further decline in sequential operating expenses; one, because severance packages should be completely taken out at that point; and then also, I mean, are you going to leave some expenses due to Twistbox not being part of your business anymore?

Jeff Klausner:	Yes. We do believe that we’ll get there. As the Twistbox sale has just recently closed, we’re still modeling it out, and working out what those numbers and savings are going to be, but, yes, you are correct in the assumption that our target would be to continue to constrict our operating expenses.

Bill Stone:	Yes, and—hey, Andy, it’s Bill. I’ll just jump in there. One of the expenses we had this past quarter, you know, as we consolidate our technology teams from Germany down to Australia, and so we were kind of double dipping as the Australia team absorbed those costs. So, that savings from those severance payments will show up in this quarter’s—this current quarter’s operating results.

Andrew D’Silva:	Got it … (cross talking).

Bill Stone:	We are scaling a business, you know, we announced a lot of new things here today, including the growth that one of our large customers wants to have with us, so we’ve got to make sure we’re prepared to scale against that, but we’re scaling against revenues.

Andrew D’Silva:	Absolutely, no, that makes sense perfectly. I also wanted to kind of touch base on your adjusted EBITDA number really quickly. You added bonuses in there last quarter and again in this quarter. Is that going to be an ongoing extra line item we can expect, or are you considering that a one-time-off line item?

Jeff Klausner:	We’ll continue to keep the bonuses where we’ve got it to calculate our adjusted EBITDA, so that for comparative purposes, it’s completely transparent and evident to the street and to the analysts. As you know bonuses can be based upon a variety of items, but I think it’s fair to say that it gives a better financial picture if those can be stripped out, because a bonus that may have been paid in a prior quarter does not necessarily indicate that there will be a similar or any bonus paid in a future quarter. So, to give you guys a better indication of what our op ex is doing, we think it makes more sense to strip that out so that you can understand it.

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Andrew D’Silva:	Yes, got it. Obviously, you guys have seen a lot of traction since Verizon came on board, and then, obviously, another tier-one carrier wants to start using Digital Turbine. You previously announced that your pipeline was very robust. You closed a lot of deals through the pipeline recently or at least announced some. Is your unannounced portion of your pipeline, you know, able to be filled as quickly as you’re announcing the new clients, essentially?

Bill Stone:	I apologize, Andy, I’m not sure I’m following.

Andrew D’Silva:	Yes. So, previously, on another call, you stated that your pipeline is very robust, right, and that now, you know, a lot of carriers signing, the carrier wins, but I was just wondering, is your funnel being refilled as quickly as you’re announcing carrier wins?

Bill Stone:	The answer is yes to that. What I’d say right now is, you know, what I’m spending a lot of time on is not as much the demand side, because I think we’ve got a robust—you know, announcements we’ve made, as well as refilling the pipeline up with new opportunities. What I’m really focused on right now is more on the supply side and making sure that we’ve got the people, the processes, the systems and infrastructure, that we’re in a great place to execute it. Because, you know, when large tier-one people come to us and say, “We want to accelerate our efforts with you,” we’ve got to make sure we’re ready for primetime for that. So, we’re spending a lot of our focus right now on ensuring that we’ve got the supply delivered to operator standards.

Andrew D’Silva:	Absolutely. No, that makes perfect sense. The last question I got for you—actually, the last two questions. With Verizon and Cricket coming onboard with Ignite and leveraging that CPI model, it seems like it’s a large opportunity growth for you guys, especially with that 10 million number you threw out earlier. Are there any privacy regulations that we need to really worry about with Ignite, with the CPI model? I mean, you are, in the sense of timing, being able to push applications to phones, and I’m curious to know what the regulatory stance is on that.

Bill Stone:	Yes. So, what we do—every country’s different, so we can kind of go one by each, and we’re not—we can take that offline, you know, here in terms of country one versus two versus three, in terms of different regulations, but what we really do is we just abide by whatever the operators’ policies are and whatever their privacy policies are. They can be unique to the country, as well as unique to the operator. So, in certain markets, you know, in terms of what third-parties do with customer information is different, So we’ll just abide by the operator’s policies, and all it does really, Andy, is it just helps our targeting ability. So, in terms of preloading the applications, if we know who you are and where you are, we can get you more contextual-based stuff. So, we just abide by what the operators tell us they want to do.

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Andrew D’Silva:	Obviously, operators are going to do their diligence and make sure that they’re following whatever regulatory guidelines … (cross talking).

Bill Stone:	That’s right, that’s right.

Andrew D’Silva:	Just a call option question for you guys. I know you previously worked with Samsung and Intel. Obviously, they’re partnering and trying to take Tizen’s operating system to market. I mean, is there anything we should be thinking about long-term with that? It seems like you guys would be a natural fit there. I mean, they’re kind of ramping up their application storefront. Do you have an application storefront? Is there any way to integrate it with that operating system, so that you can have a first-to-market and not be so, you know, inundated with applications currently out there, like in the Google Play marketplace?

Bill Stone:	Sure. I think that’s a great question and I think something that the industry and the street’s not spent enough time on. You know, everyone wants to talk about Apple versus Google, you know, in terms of whose winning market share battles. I think you’re going to see more of what’s going to happen from Google down, and especially in emerging markets with smartphones. We’ve architected our platform to be agnostic to technology, so we’re not betting on winners or losers. For us, whether it’s Tizen, Ubuntu, you know, the new SailFish that’s coming out, Mozilla, there’s a whole variety of people that are out trying to compete in this kind of open source world to undercut Google, and we’ll see which ones get traction which ones don’t, but it really doesn’t matter to us, you know, we didn’t build this to bet on who’s going to win or lose. You know, if we’d done this five years ago, we would have bet on Palm and MySpace and Yahoo. So, we know the world changes, so we architected it specifically to be agnostic.

Andrew D’Silva:	Yes, but could there be a partnership directly with Samsung and Intel to get their UI at least on all their phones? I mean, that’s a huge opportunity in itself and if you’re already, you know—Intel is a strategic investor in your Company, obviously, they know the value in IQ, and if their user interface isn’t as palpable as yours; is there a way to integrate that pre-major launch?

Bill Stone:	Yes, no question, and without getting specific on any conversations that we’re having—we’re talking to a lot of people right now and we obviously got Mobile World Congress coming up in a couple of weeks, you know, where a lot of those people will be out there. So, yes, a lot of conversations going on in that space. We just want to make sure we’re betting on the ones that are going to win and not taking fliers on things that may or may not win in the marketplace, and what we’re seeing today is Android’s clearly winning.

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Andrew D’Silva:	Yes, absolutely. All right, guys, thanks again for taking my call. That’s all I’ve got for right now.

Operator:	Thank you, and as a reminder, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. If you are using speaker equipment, you will need to lift the handset before making your selection.

Our next question is from the line of Brian Alger with Wedbush. Please go ahead.

Brian Alger:	Hi guys, good afternoon. A couple of clarifying questions. This acceleration by one of your tier-ones, you said it was a $5 million cash flow opportunity. Am I understating it correctly that the acceleration of the original plans equates to $5 million of additional cash flow or this person or this entity is only going to generate 5 million in calendar ’14?

Bill Stone:	No, it’s incremental.

Brian Alger:	Okay. So, by bringing it forward the amount of time that they are, it’s an additional $5 million on the year?

Bill Stone:	Yes. The operator/customer has initially given us forecasts of what they wanted to do and they re-approached us and said “we want to go bigger.”

Brian Alger:	Okay, great, great. The 10 million unit number that you’ve given us obviously sounds pretty good. I’m wondering if that includes this additional US tier-one or would this additional US tier-one be incremental to that number for the timeframe we’re talking about.

Bill Stone:	Yes. So, what we’ve done on that is we’ve taken a combination of existing contracts that have been signed, existing customers that have already been launched and ramping, and then some other ones that are extremely deep in the funnel process where we have a high degree of confidence that they will be ramping over the next 12 months, is really what’s comprising that figure. There are a whole bunch of others that are in the pipeline that we have assumed zero for in those forecasts. So, if any of those materialize, that would be outside of the 10 million.

Brian Alger:	Okay, great. I appreciate the clarification, guys. Good job. Thanks.

Operator:	Our next question is a follow-up from the line of Jon Hickman. Please go ahead.

Jon Hickman:	Hi, I’d like, if we could—I don’t know how much detail you’re willing to give, but if we could just frame—if you could just frame the Verizon opportunity for me a little bit. Verizon sells about 45 million units a quarter, according to their last quarter; about 60% of those are Android, so I think that’s about 27 million units. So, are we to—can we think that, you know, Ignite is going to go out on 27 million units a quarter from Verizon?

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Bill Stone:	Yes, that’s obviously a question for Verizon, they’ll make that decision, Jon, but I think in terms of how to think about the opportunity, without getting into any specifics about one individual customer, is that a lot of the—you can do the forensics to say, okay, you gave some numbers in terms of how many smartphones are moving and how many of those are Android, and then if we know the average CPI rate in the US market with an operator like Verizon, is around $1.50 to $2.00, you can do the math and say, okay, you’re going to do one slot, two slots, three slots, four slots, whatever the number is, and you can realize what the opportunity is across those 20 million devices. So, if you do one slot at a $1.50 across, say, 20 million devices, that would be $30 million. If you do two, it’s 60, and so on. So, you know, the numbers can get really large in terms of gross revenue opportunity.

Without saying anything specific about Verizon, I’ll make the comment about Verizon, Singtel, Vodafone, Telstra, you know, all the people that we’re talking to right now, are looking at this, and I’ll just say that when I go in and talk to any of the operators globally, I show them my smartphone, I bring up my Facebook app, and I show them an application for something like Candy Crush, and the customer clicks through and puts it on the device. I ask the operator how much revenue they’re getting from that and they say zero. I say, “Well, it’s your customer, it your network, you know, why is that?” Immediately, they become engaged.

So, I think there’s a tremendous opportunity here, and obviously, just as I mentioned in my comments about Facebook’s results, it’s validating it. I think we’re seeing a movement in mobile advertising towards contextual relevant applications versus kind of traditional banner advertising, in terms of how things are getting monetized. So, the Ignite product is perfect for that both in terms of allowing the operators back in the game, but as well as providing any kind of superior targeting and placement on the device.

Jon Hickman:	Okay, thank you. I guess I was just trying to get you to maybe think that the 10 million was a little bit conservative of a number by this time next year.

Bill Stone:	Yes, yes. So, but I mean, to tell you, Jon, we’re not going—we’re not going to give anything specific about—you know, obviously if there’s a bigger opportunity there, we’re going to go for it.

Jon Hickman:	Okay, thank you very much.

Operator:	I’m showing no further questions at this time. I’d now like to turn the call back over to Mr. Adderton for closing remarks.

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Peter Adderton:	Again, I thank everybody for taking the time. As I said, as a management team, we continue to drive forward, we look in the forward mirror, not in the rear-view mirror, and we feel that we’ve really built a good foundation, and I truly believe that we have hit a turning point in this Company’s short history and we think that, you know, over the next six to 12 months that the fruits of all the team’s labor will pay off. So, again, I thank everybody for taking the call. We are available, as I said, if anyone wants to reach out to us, happy to chat and walk through anything that wasn’t answered today. Thank you, everybody.

Operator:	Ladies and gentlemen, this concludes the Mandalay Digital Group 2014 Third Quarter Conference Call. If you’d like to listen to a replay of today’s conference, please dial 1 (800) 406-7325 or (303) 590-3030 with the access code of 4666697. ACT would like to thank you for your participation. You may now disconnect.

END

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